Exhibit 10.34

OFFER OF EMPLOYMENT

September 10, 2014

Edmund (Trey) Noonan

2608 Pointewood Loop

Galena, OH

43021

Dear Trey,

We are truly excited to offer you the position of Head of Global Real Estate and Store Development (Vice-President for external use).  It’s not just about having the right experience – it’s also about having the right personality. And we believe that you will be the perfect fit for our dynamic, fast-paced environment. We couldn’t be more pleased that we found you, and we can’t wait for you to join our team.

In this role, you will report to Sylvain Toutant – President & CEO.

Here are the specifics of this position and our offer:

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Your Base Salary: You’ll receive $250,000 annually, paid bi-weekly (subject to all applicable federal, state, and local taxes withholding). Salary increases are performance-based and are determined by your Manager.

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•	Your Vacation: You will be eligible to accrue vacation at the rate of four (4) weeks per year. You will be eligible for statutory holidays provided for in the State of Ohio.
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Your Bonus: Your target bonus will be 25% of your base salary. With expectional performance by you and the Company, this annual bonus can attain a payout of up to 50%. You will be eligible for the DavidsTea F2014 bonus, prorated on time worked in  F2014 – this prorated payout foro F2014 will not be less than $32 500. Annual bonus is performance-based and determined following annual approval from our Board of Directos and by your Manager.

•	Your Options: 25,000 options (Exercise price to be determined by Board of Directors). Option vesting will be 25% after one year and then 25% annually after the 1st year.
•	Signing Bonus: $30,000 payable in November 2014. If within 2 years of hire, you resign or are terminated for cause, this bonus will need to be repaid to DAVIDsTEA (USA).
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Your Health Insurance Plan:  You will be eligible for DAVIDsTEA’s (USA) Group Medical, Dental & Vision Coverage after your first 90 days of employment. More information can be found in the Benefits Summary Booklet. We would cover the cost of your COBRA during the first 90 days of employment.

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Your Benefits Continuation (COBRA): The federal Consolidated Omnibus Budget Reconcillation Act (COBRA) gives employees and their qualified beneficiaries the chance to continue health insurance coverage under the DAVIDsTEA (USA) health plan when a “qualifying event” would normally result in the loss of eligibility. Under COBRA, you or your beneficiary would pay the full cost of coverage at the Company’s group rates, plus an administration fee. Benefit eligible Employees are provided with a written notice describing their rights and obligations under COBRA upon eligibility for health insurance coverage.
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Severance: In the event of termination from the company for any reason other than cause, the company agrees to provide severance equivalent to 6 months base salary & payout your current year annual bonus at expected payout level prorated for time worked during the fiscal year, all conditional upon signing all required waivers, releases, non-solicitation, non-disparagement, non-competition and confidentiality agreements.

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Long term incentive plan:  Contingent upon the Board approving an annual long term incentive plan, you will be eleigible for annual option/restricted/phantom stock grants as determined by me and the Board of Directors.

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Place of work: You will be based from your home, currently in Ohio, USA.  You will need to arrange for an adequate work area that protects and preserves confidentiality and privacy. The company will provide you with a company laptop for your business needs and use.

•	Travel: This position requires at least 50% travel with regular periodic travel to our Store Support Centre in Montreal, Canada.
•	The best part? Your Employee Discount: As a DAVIDsTEA employee, you’ll be eligible for our employee discount of 50% off of all products in any of our stores.

This offer is contingent upon your ability to provide the required documentation to establish your identity and eligibility for employment required under the Immigration Reform & Control Act of 1986.

In accepting this offer you understand and agree that your employment with the Company is “at will”.  As such, you agree that either you or DAVIDsTEA may end the employment relationship at any time, with or without notice and with or without cause.

Trey, we are really looking forward to having you on our team. The company is going through an exciting period of growth and expansion, and it will be a great asset to have you on board for the process.

The start date for this position will be on or before Oct 13, 2014, unless otherwise agreed upon.  Please confirm your acceptance of this offer by signing and returning one copy, either via fax to 514-739-0099 or by scan and email to cathy@davidstea.com.   Please don’t hesitate to contact me if you have any questions at all.

Sincerely,

(s) Sylvain Toutant

Sylvain Toutant

President & CEO

I accept your offer of employment on the terms and conditions set forth above.

(s) Edmund Noonan	09/11/2014
Edmund Noonan	Date